Exhibit 99.1

Annapolis Bancorp Announces Profitable Third Quarter

ANNAPOLIS, Md.--(BUSINESS WIRE)--November 2, 2009--Annapolis Bancorp, Inc. (NASDAQ: ANNB), parent company of BankAnnapolis, today announced a return to profitability in the third quarter as net income increased to $223,000 from a net loss of $1,861,000 in the second quarter of 2009.

Third quarter net income available to common shareholders after accruing for preferred stock dividends was $103,000 ($0.03 per basic and diluted common share) compared to $299,000 ($0.08 per basic and diluted common share) in the third quarter of 2008.

Results for the quarter ended September 30, 2009 included a provision for credit losses of $1.1 million compared to provisions for credit losses of $0.9 million in the third quarter of last year and $3.8 million in the second quarter of 2009. The Company increased its allowance for credit losses to $9,092,000 (3.26% of total gross loans) at September 30, 2009, compared to $4,123,000 (1.54% of total gross loans) at December 31, 2008.

“At a time of distress in the banking industry, we are pleased to report that Annapolis Bancorp earned a profit in the third quarter while continuing to fortify its reserves for credit losses,” said Richard M. Lerner, Chairman and CEO of Annapolis Bancorp, Inc. and BankAnnapolis.

Nonperforming assets at September 30, 2009 amounted to $16.2 million or 5.80% of total gross loans compared to $11.5 million or 4.20% of total gross at June 30, 2009 and $6.5 million or 2.42% of total gross loans at December 31, 2008. The third quarter increase in nonperforming assets is principally attributable to the transfer of one $4.6 million commercial loan to nonaccrual status. Payments on the loan continue to be made under the terms of a forbearance agreement, and will be recognized by the Bank on a cash basis pending further developments.

The allowance for credit losses at September 30, 2009 provided 56.2% coverage of nonperforming assets compared to 63.6% at year-end 2008. The Company recorded net charge-offs of $1.1 million for the nine months ended September 30, 2009.

The Company’s total assets grew to $445.5 million at September 30, 2009 from $394.9 million at December 31, 2008, bolstered by a $45.7 million or 49.4% increase in total savings account balances since year-end 2008.

Total gross loans increased by $6.7 million or 2.5% in the third quarter and through the first nine months of 2009 the Bank’s loan portfolio grew by $10.9 million or 4.1%. “Despite challenging economic conditions, BankAnnapolis is delivering on its commitment to extend credit in the communities it serves,” said Lerner. “We are encouraged by the recent uptick in loan demand and are actively seeking new lending opportunities.”

At September 30, 2009, Annapolis Bancorp, Inc. exceeded all federal regulatory requirements for a well-capitalized institution, with a Tier 1 capital ratio of 12.6%, a total capital ratio of 13.9%, and a Tier 1 leverage ratio of 8.5%. Stockholders’ equity totaled $32.7 million at September 30, 2009 compared to $26.8 million at December 30, 2008. Book value per common share at September 30, 2009 was $6.41.

In the quarter just ended, net interest income increased by $400,000 or 11.8% compared to the same period in 2008. The net interest margin decreased to 3.52% from 3.79% in the third quarter of last year, but showed a 46 basis point improvement from 3.06% in the second quarter of 2009.

Interest income decreased by $69,000 or 1.3% in the three months just ended compared to the same period last year. A 109 basis point drop in the Company’s yield on earning assets was substantially offset by a $70.9 million or 19.9% increase in average earning assets compared to the third quarter of 2008.

Interest expense for the quarter ended September 30, 2009 decreased by $469,000 or 22.6%, as the overall cost of interest-bearing liabilities fell by 95 basis points to 1.71% from 2.66% in the same three month period last year.

Noninterest income increased 10.3% to $482,000 in the third quarter of 2009 from $437,000 in last year’s comparable period due to the Company’s expanded mortgage banking activity and gains on the sale of repossessed assets.

Noninterest expense increased by $351,000 or 14.3% in the quarter just ended compared to the same period in 2008, reflecting strategic investments in personnel and higher legal, consulting and other costs associated with the collection of delinquent loans and the management of nonperforming assets, as well as higher operating expenses related to a new branch opened in the fourth quarter of 2008.

Through the first three quarters of 2009, the Company’s net loss totaled $2,088,000. The year-to-date net loss available to common shareholders after accruing for preferred stock dividends was $2,410,000 ($0.63 per basic and diluted common share) compared to net income available to common shareholders of $1,282,000 ($0.33 per basic and $0.32 per diluted common share) for the same period in 2008. The Bank recorded provisions for credit losses of $6.1 million and $1.4 million for the respective nine month periods ended September 30, 2009 and 2008.

BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through eight community banking offices located in Anne Arundel and Queen Anne’s Counties in Maryland. The Bank’s headquarters building and main branch are located at 1000 Bestgate Road, directly across from the Westfield Annapolis Mall.

Certain statements contained in this release, including without limitation, statements containing the words "believes," "plans," "expects," "anticipates," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets
as of September 30, 2009 and December 31, 2008
($000)

	(Unaudited)	(Audited)
	September 30,	December 31,
	2009	2008
Assets
Cash and due from banks	$7,205	$4,346
Interest bearing deposits with banks	7,000	1,000
Federal funds sold	15,631	23,768
Investment securities, available for sale	125,335	83,685
Loans, net of allowance of $9,092 and $4,123	269,482	263,749
Loans held for sale	570	344
Accrued interest receivable	1,827	1,768
Deferred income taxes	3,845	1,747
Premises and equipment	9,383	9,651
Investment in bank owned life insurance	4,192	4,085
Other assets	1,062	773
Total Assets	$445,532	$394,916

Liabilities and
Stockholders' Equity
Deposits
Noninterest bearing	$42,069	$39,065
Interest bearing	307,488	261,562
Total deposits	349,557	300,627
Securities under agreements to repurchase	16,556	12,639
Long term borrowings	40,000	40,000
Junior subordinated debentures	5,000	5,000
Accrued interest and accrued expense	1,763	9,836
Total Liabilities	412,876	368,102

Stockholders' Equity
Preferred stock, net	7,967	-
Common stock	39	38
Warrants to purchase common stock	234	-
Paid in capital	11,443	11,299
Retained Earnings	13,107	15,517
Comprehensive loss	(134)	(40)
Total Equity	32,656	26,814
Total Liabilities and Equity	$445,532	$394,916

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
for the Three and Nine Month Periods Ended September 30, 2009 and 2008
(Unaudited)
(In thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008

Interest Income
Loans	$3,962	$4,305	$11,844	$12,932
Investments	1,419	1,080	3,795	3,095
Interest bearing balances with banks	17	62	48	252
Federal funds sold	6	26	46	255
Total interest income	5,404	5,473	15,733	16,534

Interest expense
Deposits	1,214	1,619	4,444	5,346
Securities sold under agreements to repurchase	31	63	91	221
Borrowed funds	312	315	927	916
Junior debentures	48	77	160	249
Total interest expense	1,605	2,074	5,622	6,732
Net interest income	3,799	3,399	10,111	9,802

Provision	1,102	931	6,113	1,419

Net interest income after provision	2,697	2,468	3,998	8,383

Noninterest Income
Service charges	316	307	903	912
Mortgage banking	27	9	73	43
Other fee income	84	121	344	367
Gain on sale of loans	47	-	112	-
Gain on sale of repossessed assets	8	-	8	-
Total noninterest income	482	437	1,440	1,322

Noninterest Expense
Personnel	1,543	1,375	4,785	4,467
Occupancy and Equipment	377	336	1,138	962
Data processing expense	208	208	640	595
Professional Fees	197	78	548	296
Marketing expense	9	97	216	300
FDIC Insurance	139	45	464	89
Other operating expense	341	324	1,108	1,020
Total noninterest expense	2,814	2,463	8,899	7,729

Income (loss) before taxes	365	442	(3,461)	1,976
Income tax expense (benefit)	142	143	(1,373)	694
Net income (loss)	223	299	(2,088)	1,282
Preferred stock dividend and discount accretion	120	-	322	-
Net income (loss) available to common shareholders	$103	$299	$(2,410)	$1,282

Basic earnings (loss) per common share	$0.03	$0.08	$(0.63)	$0.33
Diluted earnings (loss) per common share	$0.03	$0.08	$(0.63)	$0.32
Book value per common share	$6.41	$6.77	$6.41	$6.77

Average common shares outstanding with the effect of grants, options and warrants	3,962,322	3,975,023	3,855,076	4,043,981

Annapolis Bancorp, Inc. and Subsidiaries
Financial Ratios and Average Balance Highlights
(In thousands)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Performance Ratios (annualized)
Return on average assets	0.20%	0.32%	(0.63%)	0.46%
Return on average common equity	3.65%	4.59%	(11.16%)	6.48%
Average equity to average assets	7.19%	6.88%	7.23%	7.04%
Net interest margin	3.52%	3.79%	3.18%	3.67%
Efficiency ratio	65.73%	64.21%	77.04%	69.48%

Other Ratios
Allowance for credit losses to loans	3.26%	1.35%	3.26%	1.35%
Nonperforming to gross loans	5.80%	2.13%	5.80%	2.13%
Net charge-offs to average loans	0.19%	0.00%	0.42%	0.07%
Tier 1 capital ratio	12.6%	11.6%	12.6%	11.6%
Total capital ratio	13.9%	12.9%	13.9%	12.9%

Average Balances
Assets	446,672	376,234	444,608	375,797
Earning assets	427,692	356,774	424,549	356,430
Loans, gross	274,852	258,399	271,843	249,962
Interest-bearing liabilities	373,013	309,942	371,978	309,784
Stockholders' equity	32,133	25,871	32,148	26,447

CONTACT:
Annapolis Bancorp, Inc.
Richard M. Lerner
410-224-4455